Exhibit 4.3

CERTIFICATE GUARANTY INSURANCE POLICY ENDORSEMENT

Attached to and forming part of	Effective Date of Endorsement:
Certificate Guaranty Insurance Policy	December 22, 2004
# AB0851BE issued to:

Deutsche Bank National Trust Company
as Indenture Trustee for the Holders of
IndyMac Residential Asset-Backed Trust, Series 2004-LH1
IndyMac Residential Asset-Backed Notes, Series 2004-LH1

          For all purposes of the Policy, the following terms shall have the following meanings:

          “Agreements” shall mean, for purposes of the Policy, the Sale and Servicing Agreement and the Indenture.

          “Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in the state of New York or the state of California or the city in which the Corporate Trust Office or the office of the Insurer is located are required or authorized by law or executive order to be closed.

          “Class A Interest Distribution Amount” means, for any Payment Date, the Class A Monthly Interest Distributable Amount (excluding any Relief Act Shortfalls, Prepayment Interest Shortfalls and shortfalls in interest due to prepayments in full made on the HELOCs); provided, that the Class A Interest Distribution Amount shall not include (x) any portion of a Class A Monthly Interest Distributable Amount, Class A Interest Carryover Shortfall or of a Class A Outstanding Interest Carryover Shortfall due to Holders because the Notice in proper form was not timely received by the Insurer or any LIBOR Interest Carryover Amount or LIBOR Interest Carryover Shortfall or (y) any portion of a Class A Monthly Interest Distributable Amount, Class A Interest Carryover Shortfall or of a Class A Outstanding Interest Carryover Shortfall due to Holders representing interest on any prior unpaid Class A Monthly Interest Distributable Amount unless such amounts arose as a result of the failure of the Insurer to make a payment under the Policy required to be made in accordance with the terms of the Policy for which a Notice in proper form was timely received by the Insurer.

          “Class A Notes” shall mean any one of the IndyMac Residential Asset-Backed Notes, Series 2004-LH1, substantially in the form set forth in Exhibit A to the Indenture.

          “Class A Principal Distribution Amount” shall mean, (a) if the Revolving Period has ended, with respect to any Payment Date other than the Final Payment Date, the amount, if any, by which the Class A Note Principal Balance (after giving effect to all payment of principal on the Class A Notes on such Payment Date pursuant to Section

5.01 of the Sale and Servicing Agreement, without giving effect to payments under the Policy to be made on such Payment Date) exceeds the Invested Amount as of the end of the related Due Period and (b) with respect to the Final Payment Date, the outstanding Class A Note Principal Balance (after giving effect to all payments of principal on the Class A Notes on such Final Payment Date pursuant to Section 5.01(a) of the Sale and Servicing Agreement.

          “Deficiency Amount” shall mean for any Payment Date, an amount equal to the sum of (x) the excess of the Class A Interest Distribution Amount (excluding any Relief Act Shortfalls, Prepayment Interest Shortfalls and shortfalls in interest due to prepayments in full made on the HELOCs) over the Investor Interest Amounts available for distribution to the Holders after payment of the amounts due under Section 5.01(a)(I)(i), (ii) and (iii) of the Sale and Servicing Agreement and (y) the Class A Principal Distribution Amount for such Payment Date. For the avoidance of doubt, the Deficiency Amount shall not include any amounts relating to the failure of an auction of the Class A Notes (other than the amounts set forth in clauses (x) and (y) above). Notwithstanding anything to the contrary contained herein, the aggregate Deficiency Amount described above which may be paid under the Policy shall not exceed the Maximum Insured Amount.

          “Due for Payment” shall mean, (i) with respect to an Insured Amount, the Payment Date on which Insured Amounts are due and payable pursuant to the terms of the Indenture and (ii) with respect to a Preference Amount, the Business Day on which the documentation required by the Insurer has been received by the Insurer.

          “Final Payment Date” shall mean the Payment Date occurring in January 2037.

          “First Payment Date” shall mean January 27, 2005.

          “Holder” shall mean the registered owner or beneficial owner of a Class A Note.

          “Indenture” shall mean the Indenture between the Issuer and the Indenture Trustee, dated December 22, 2004.

          “Indenture Trustee” shall mean Deutsche Bank National Trust Company, or its successor-in-interest, in its capacity as Indenture Trustee under the Indenture, or if any successor trustee shall be appointed as provided therein, then “Indenture Trustee” shall also mean such successor trustee, subject to the provisions thereof.

          “Insurance Agreement” shall mean the Insurance and Indemnity Agreement, dated as of December 22, 2004, among IndyMac ABS, Inc., as Depositor, IndyMac Bank, F.S.B., as Seller and Servicer, Deutsche Bank National Trust Company, as Indenture Trustee, the Insurer, and IndyMac Residential Asset-Backed Trust, Series 2004-LH1, as Issuer, as such agreement may be amended, modified or supplemented from time to time.

          “Insured Amount” shall mean, with respect to any Payment Date, the Deficiency Amount for such Payment Date.

          “Insured Payments” shall mean, with respect to any Payment Date, the aggregate amount actually paid by the Insurer to, or at the direction of, the Indenture Trustee in respect of (i) Insured Amounts for a Payment Date and (ii) Preference Amounts for any given Business Day.

          “Insurer” shall mean Ambac Assurance Corporation, or any successor thereto, as issuer of the Policy.

          “Issuer” means IndyMac Residential Asset-Backed Trust, Series 2004-LH1.

          “Late Payment Rate” shall mean for any Payment Date, the lesser of (i) the greater of (a) the rate of interest, as it is publicly announced by Citibank, N.A. at its principal office in New York, New York as its prime rate (any change in such prime rate of interest to be effective on the date such change is announced by Citibank, N.A.) plus 2% and (b) the then applicable highest rate of interest on the Class A Notes and (ii) the maximum rate permissible under applicable usury or similar laws limiting interest rates. The Late Payment Rate shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

          “LIBOR Interest Carryover Amount” shall mean, with respect to any Payment Date and the Class A Notes, the excess of the amount of interest that would have been due to Holders on such Payment Date if interest for such Payment Date had been calculated pursuant to clause (a) of the definition of Class A Note Rate over the amount of interest calculated at the Maximum Rate.

          “LIBOR Interest Carryover Shortfall” shall mean, with respect to any Payment Date and the Class A Notes, the amount of any LIBOR Interest Carryover Amounts for prior Payment Dates that remain unpaid, plus accrued interest thereon at the Class A Note Rate.

          “Maximum Insured Amount” shall mean $500,000,000 in respect of principal, plus interest thereon calculated at the Class A Note Rate.

          “Nonpayment” shall mean, with respect to any Payment Date, an Insured Amount is Due for Payment but has not been paid pursuant to the Indenture.

          “Notice” shall mean the telephonic or telegraphic notice, promptly confirmed in writing by telecopy substantially in the form of Exhibit A to the Policy, the original of which is subsequently delivered by registered or certified mail, from the Indenture Trustee specifying the Insured Amount or Preference Amount which shall be due and owing on the applicable Payment Date.

          “Payment Account” shall mean the account created and maintained with the Indenture Trustee for the benefit of the Holders and the Insurer pursuant to Section 5.05 of the Sale and Servicing Agreement.

          “Payment Date” shall mean the 27th day of each month (or if such day is not a Business Day the next Business Day immediately following) beginning with the First Payment Date.

          “Policy” shall mean the Certificate Guaranty Insurance Policy No. AB0851BE together with each and every endorsement hereto.

          “Preference Amount” shall mean any payment of principal or interest previously distributed to a Holder on a Class A Note, which would have been covered under the Policy as an Insured Amount, which has been deemed a preferential transfer and was previously recovered from its owner pursuant to the United States Bankruptcy Code in accordance with a final, non-appealable order a court of competent jurisdiction.

          “Reimbursement Amount” shall mean, as to any Payment Date, the sum of (x) (i) all Insured Payments paid by the Insurer, but for which the Insurer has not been reimbursed prior to such Payment Date pursuant to Section 5.01(a)(I)(vii) of the Sale and Servicing Agreement, plus (ii) interest accrued on such Insured Payments not previously repaid, calculated at the Late Payment Rate from the date the Indenture Trustee received the related Insured Payments, and (y) without duplication (i) any amounts then due and owing to the Insurer under the Insurance Agreement, as certified to the Indenture Trustee by the Insurer plus (ii) interest on such amounts at the Late Payment Rate.

          “Relief Act Shortfalls” shall mean interest shortfalls resulting from the application of the Servicemembers Relief Act, as amended, or any similar state law.

          “Sale and Servicing Agreement” shall mean the Sale and Servicing Agreement by and among IndyMac ABS, Inc., as Depositor, IndyMac Bank, F.S.B., as Seller and Servicer, IndyMac Residential Asset-Backed Trust, Series 2004-LH1, as Issuer and Deutsche Bank National Trust Company, as Indenture Trustee, dated as of December 22, 2004.

          “Trustee” shall mean, for purposes of the Policy, the Indenture Trustee.

          Capitalized terms used herein as defined terms and not otherwise defined herein shall have the meaning assigned to them in the Insurance Agreement and the Agreements, without regard to any amendment or modification thereof, unless such amendment or modification has been approved in writing by the Insurer.

          Notwithstanding any other provision of the Policy, the Insurer will pay any Insured Amount payable hereunder no later than 12:00 noon, New York City time, on the later of (i) the Payment Date on which the related Insured Amount is Due for Payment and (ii) the second Business Day following receipt in New York, New York on a Business Day by the Insurer of a Notice at the address and in the manner provided in Section 6.02 of the Insurance Agreement; provided that, if such Notice is received after 12:00 noon, New York City time, on such Business Day, it shall be deemed to be received on the following Business Day. If any such Notice is not in proper form or is otherwise insufficient for the purpose of making a claim under the Policy, it shall be deemed not to have been received for purposes of this paragraph, and the Insurer shall promptly so advise the Indenture Trustee and the Indenture Trustee may submit an amended or corrected Notice.

          If such an amended or corrected Notice is in proper form and is otherwise sufficient for the purpose of making a claim under the Policy, it will be deemed to have been timely received on the business day of such resubmission, provided, that if such Notice is received after 12:00 noon, New York City time, on such business day, it will be deemed to be received before 12:00 noon on the following business day.

          The Insurer’s obligations under the Policy with respect to Insured Amounts will be discharged to the extent funds are transferred to the Indenture Trustee as provided in the Policy, whether or not the funds are properly applied by the Indenture Trustee.

          The Insurer will pay any Preference Amount when due to be paid pursuant to the Order (as defined below), but in any event no earlier than the third Business Day following receipt by the Insurer of (i) a certified copy of a final, non-appealable order of a court or other body exercising jurisdiction in such insolvency proceeding to the effect that the Indenture Trustee, or Holder, as applicable, is required to return such Preference Amount paid during the term of the Policy because such payments were avoided as a preferential transfer or otherwise rescinded or required to be restored by the Indenture Trustee and/or Holder, as applicable (the “Order”), (ii) an opinion of counsel satisfactory to the Insurer, stating that such Order has been entered and is final and not subject to any stay, (iii) an assignment, in form and substance satisfactory to the Insurer, duly executed and delivered by the Indenture Trustee or Holder, irrevocably assigning to the Insurer all rights and claims of the Indenture Trustee and/or such Holder relating to or arising under the Indenture and the Sale and Servicing Agreement against the estate of the Indenture Trustee or otherwise with respect to such Preference Amount, (iv) appropriate instruments in form satisfactory to the Insurer to effect the appointment of the Insurer as agent for the Indenture Trustee and such Holder in any legal proceeding relating to such Preference Amount and (v) a Notice (in the form attached hereto as Exhibit A) appropriately completed and executed by the Indenture Trustee; provided, that if such documents are received after 12:00 noon, New York City time, on such Business Day, they will be deemed to be received on the following Business Day; provided, further, that the Insurer shall not be obligated to make any payment in respect of any Preference Amount representing a payment of principal on the Class A Notes prior to the time the Insurer would have been required to make a payment in respect of such principal pursuant to the first paragraph of the face of the Policy; provided, further, that any Preference Amount that constitutes interest will be limited to the amount of interest on the outstanding principal amount of the Class A Notes (calculated at the Class A Note Rate) accrued as of the last day of the applicable interest accrual period and will not, in any event, include any interest on the Class A Notes accrued after such date or any interest on such interest amount. Such payment shall be disbursed to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, and not to the Holder directly, unless the Holder has made a payment of the Preference Amount to the court or such receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, in which case the Insurer will pay the Holder, subject to the delivery of (a) the items referred to in clauses (i), (ii), (iii), (iv) and (v) above to the Insurer and (b)

evidence satisfactory to the Insurer that payment has been made to such court or receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order.

          Upon any payment under the Policy, in furtherance and not in limitation of the Insurer’s equitable right of subrogation and the Insurer’s rights under the Insurance Agreement, the Insurer will, to the extent of such payment by the Insurer under the Policy, be subrogated to the rights of any Class A Noteholder, to receive any and all amounts due in respect of such Class A Notes as to which such payment under the Policy was made, to the extent of any payment by the Insurer under the Policy.

          The Insurer hereby agrees that if it shall be subrogated to the rights of Holders by virtue of any payment under the Policy, no recovery of such payment will occur unless the full amount of the Holders’ allocable distributions for such Payment Date can be made. In so doing, the Insurer does not waive its rights to seek full payment of all Reimbursement Amounts owed to it under the Insurance Agreement and the Agreements.

          The Policy does not cover LIBOR Interest Carryover Amounts, LIBOR Interest Carryover Shortfalls, Relief Act Shortfalls, default interest or Prepayment Interest Shortfalls, shortfalls in interest due to prepayments in full made on the HELOCs, premiums, if any payable in respect of the Class A Notes, nor does the Policy guarantee to the Holders any particular rate of principal payment. The Policy does not cover the payment of any amounts in connection with a failed auction of the Class A Notes (other than the amounts set forth in clauses (x) and (y) in the definition of “Deficiency Amount”). In addition, the Policy does not cover shortfalls, if any, attributable to the liability of the Issuer, the Indenture Trustee or any Holder for withholding taxes, if any, (including interest and penalties in respect of any liability for withholding taxes) or any risk other than Nonpayment, including the failure of the Indenture Trustee or any Paying Agent to make any payment required under the Indenture to the Holders.

          The terms and provisions of the Indenture constitute the instrument of assignment referred to in the second paragraph of the face of the Policy.

          A premium will be payable on the Policy on each Payment Date as provided in Section 3.02 of the Insurance Agreement, beginning with the First Payment Date, in an amount equal to the Premium Amount. The premium on the Policy is not refundable for any reason, including the payment of any Class A Notes prior to their maturities.

          IN THE EVENT THAT AMBAC ASSURANCE CORPORATION WERE TO BECOME INSOLVENT, ANY CLAIMS ARISING UNDER THE POLICY WOULD BE EXCLUDED FROM COVERAGE BY THE CALIFORNIA INSURANCE GUARANTY ASSOCIATION.

          The Policy to which this endorsement is attached and of which it forms a part is hereby amended to provide that there shall be no acceleration payment due under the Policy unless such acceleration is at the sole option of the Insurer.

          Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of the above mentioned Policy other than as above stated.

          To the extent the provisions of this endorsement conflict with the provisions in the above-mentioned Policy, the provisions of this endorsement shall govern.

          The Policy and the obligations of the Insurer thereunder will terminate without any action on the part of the Insurer or any other person on the date that is one year and one day following the earlier to occur of (i) the date on which all amounts required to be paid on the Class A Notes have been paid in full and (ii) if any proceedings requisite to avoidance as a Preference Payment have been commenced on or prior to the date specified in clause (i) above, the 30th day after the entry of a final and nonappealable order in resolution or settlement of each such proceeding. Upon termination of the Policy, the Indenture Trustee shall deliver the original of the Policy to the Insurer.

          No person other than the Indenture Trustee shall be entitled to present the Notice.

          No waiver of any rights or powers of the Insurer, the Holders or the Indenture Trustee or consent by any of them shall be valid unless signed by an authorized officer or agent thereof.

          The Policy is issued under and pursuant to, and shall be construed in accordance with, the laws of the State of California, without giving effect to the conflict of laws principles thereof.

          IN WITNESS WHEREOF, Ambac Assurance Corporation has caused this endorsement to the Policy to be signed by its duly authorized officers.

/s/ Patricia LoCascio	/s/ Patrick McCormick

Assistant Secretary	First Vice President

EXHIBIT A
TO THE CERTIFICATE GUARANTY INSURANCE POLICY
Policy No. AB0851BE

NOTICE OF NONPAYMENT AND DEMAND
FOR PAYMENT OF INSURED AMOUNTS

Date: [                    ]

Ambac Assurance Corporation
One State Street Plaza
New York, New York 10004
Attention: General Counsel

                    Reference is made to Certificate Guaranty Insurance Policy No. AB0851BE (the “Policy”) issued by Ambac Assurance Corporation (“Ambac”). Terms capitalized herein and not otherwise defined shall have the meanings specified in the Policy and the Indenture, dated as of December 22, 2004, between IndyMac Residential Asset-Backed Trust, Series 2004-LH1, as Issuer and Deutsche Bank National Trust Company, as Indenture Trustee, as the case may be, unless the context otherwise requires.

                    The Indenture Trustee hereby certifies as follows:

1.	The Indenture Trustee is the Indenture Trustee under the Indenture for the Holders.

2.	The relevant Payment Date is [date].

3.	Payment on the Class A Notes in respect of the Payment Date is due to be received on under the Indenture in an amount equal to $ .

4.	There is an [Insured Amount] [Preference Amount] of $ in respect of the Class A Notes, which amount is Due for Payment pursuant to the terms of the Indenture.

5.	The Indenture Trustee has not heretofore made a demand for the Insured Amount in respect of the Payment Date.

6.	The Indenture Trustee hereby requests the payment of the [Insured Amount] [Preference Amount] that is Due For Payment be made by Ambac under the Policy and directs that payment under the Policy be made to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the Policy to:

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(Indenture Trustee’s account number).

7.	The Indenture Trustee hereby agrees that, following receipt of the [Insured Amount] [Preference Amount] from Ambac, it shall (a) hold such amounts in trust and apply the same directly to the distribution of payment on the Class A Notes when due; (b) not apply such funds for any other purpose; (c) deposit such funds to the Payment Account and not commingle such funds with other funds held by Indenture Trustee and (d) maintain an accurate record of such payments with respect to each certificate and the corresponding claim on the Policy and proceeds thereof.

                    FOR YOUR PROTECTION CALIFORNIA LAW REQUIRES THE FOLLOWING TO APPEAR ON THIS FORM. ANY PERSON WHO KNOWINGLY PRESENTS A FALSE OR FRAUDULENT CLAIM FOR THE PAYMENT OF A LOSS IS GUILTY OF A CRIME AND MAY BE SUBJECT TO FINES AND CONFINEMENT IN STATE PRISON.

By:

Indenture Trustee

Title:

(Officer)

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